Exhibit 4.7

FIRST AMENDMENT TO NOTE AGREEMENT

THIS FIRST AMENDMENT dated as of August 21, 2003 to the Note Agreement dated as of June 30, 1997 is among World Acceptance Corporation, a South Carolina corporation (the “Company”), and Principal Life Insurance Company, formerly known as Principal Mutual Life Insurance Company (“Purchaser”).

RECITALS:

A. The Company and the Purchaser have heretofore entered into a Note Agreement dated as of June 30, 1997 (the “Note Agreement”). The Company has heretofore issued to the Purchaser the U.S. $10,000,000 10.0% Senior Subordinated Secured Notes due June 30, 2004 (the “Notes”) dated June 30, 1997, pursuant to the Note Agreement. The Purchaser is the holder of 100% of the outstanding principal amount of the Notes.

B. The Company and the Purchaser now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, the Company and the Purchaser, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

SECTION 1. AMENDMENTS

1. Section 5.9 of the Note Agreement shall be and is hereby amended by deleting the section in its entirety and replacing it to read as follows:

“Section 5.9. Permitted Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, incur, create, issue, assume or permit to exist any Indebtedness for Borrowed Money other than:

(a)	Senior Debt;

(b)	Senior Subordinated Debt;

(c)	Junior Subordinated Debt; and

(d)	Debt incurred in connection with permitted Fixed Asset Financing.”

2. Section 5.11 of the Note Agreement is amended (i) by deleting the word “and” appearing in the eighth line of clause (g) and (ii) deleting the period (.) at the end of clause (h) and replacing it with “; and.” Section 5.11 of the Note Agreement is further amended by adding the following clause at the end thereof:

“(i) Liens granted to secure the Fixed Asset Financing, provided that such Liens (x) only extend to the fixed assets acquired with the proceeds of such Fixed Asset Financing, (y) only secure the original purchase price of such fixed assets, as reduced by repayments thereon, and (z) do not extend to or cover any other property of the Company or any Subsidiary.”

3. Section 5.12 of the Note Agreement is hereby amended by deleting such section in its entirety and replacing it to read as follows:

“Section 5.12. Dividends, Stock Purchases. The Company will not except as hereinafter provided:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company); or

(b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

(c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

(d) Make any payment of principal, interest or premium on any Senior Subordinated Debt or Junior Subordinated Debt other than any regularly scheduled payment of principal or interest on the Senior Subordinated Debt or the Junior Subordinated Debt; (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, and all such other distributions and such payments on Senior Subordinated Debt and Junior Subordinated Debt being herein collectively called “Restricted Payments”), if, after giving effect thereto, (i) a Default or Event of Default has occurred and is continuing or (ii) the aggregate amount of Restricted Payments made during the period after March 31, 2003, to and including the date of the making of the Restricted Payment in question, would exceed the sum of (x) $15,000,000, plus (y) the net cash proceeds received by the Company from the issuance or sale subsequent to March 31, 2003, of shares of common stock of the Company or warrants, rights or options to purchase or acquire any share of its common stock, plus (z) 50% of Consolidated Net Income for the period commencing April 1, 2003, and ending on the last day of the fiscal quarter immediately preceding the date of the making of the Restricted Payment in question, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit); provided that at all times after the Determination Date and after giving effect to such Restricted Payment, Consolidated Tangible Net Worth exceeds $95,000,000.

For the purposes of this Section 5.12 the amount of any Restricted Payment declared, paid or distributed in property of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

4. Section 8.1 of the Note Agreement hereby is amended by adding the following new defined term:

“Fixed Asset Financing” means the acquisition by the Company of one or more fixed assets in an aggregate amount not to exceed $1,500,000, which financing (x) shall amortize over time and not be subject to being re-borrowed and (y) may be secured by the fixed assets so acquired.

SECTION 2. MISCELLANEOUS

1. In order to induce the Purchaser to execute and deliver this Amendment, the Company hereby represents to the Purchaser that as of the date hereof, and after giving effect to this Amendment, the representations and warranties set forth on Exhibit C of the Note Agreement are and shall be and remain true and correct (except that the representations contained in Paragraph 3 of Exhibit C shall be deemed to refer to the most recent financial statements of the Company delivered to the Purchaser) and the Company is in full compliance with all of the terms and conditions of the Note Agreement and no Default or Event of Default has occurred and is continuing under the Note Agreement or shall result after giving effect to this Amendment.

2. This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement, the Notes and any related documents are hereby ratified and shall be and remain in full force and effect.

3. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

4. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

5. This First Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

6. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

WORLD ACCEPTANCE CORPORATION

By:	[signature]

Its:

PRINCIPAL LIFE INSURANCE COMPANY

By:	[signature]

Its:

By:	[signature]

Its:

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